SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (date of earliest event reported):  September 15, 1997
                                                   (August 29, 1997)


                             LASERSIGHT INCORPORATED
                             -----------------------
              Exact name of registrant as specified in its charter


                                    Delaware
                                    --------
                  State or other jurisdiction of incorporation



        0-19671                                                65-0273162
        -------                                                ----------
Commission File Number                                       I.R.S. Employer
                                                            Identification No.


                 12161 Lackland Road, St. Louis, Missouri 63146
                 ----------------------------------------------
                     Address of Principal Executive Offices


Registrant's telephone number, including area code:  (314) 469-3220




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Item 2.   Acquisition or Disposition of Assets.

On August 29, 1997, LaserSight Incorporated completed its previously announced purchase of the patent portfolio from International Business Machines Corporation (IBM) relating to the use of ultraviolet light for laser vision correction, as well as all non-ophthalmic applications. These acquired patents include United States Patent No. 4,784,135 which relates to far ultraviolet surgical and dental procedures (the "Blum Patent") and United States Patent No. 4,925,523 related to the enhancement of ultraviolet light ablation and etching organic solids (the "Braren Patent"). In addition, the Company acquired the foreign counterpart to the Blum Patent in Australia, Austria, Belgium, Brazil, Canada, France, Germany, Italy, Japan, Spain, Sweden, Switzerland and the United Kingdom. Also, the Company acquired the foreign counterparts to the Braren Patent in France, Germany, Japan and the United Kingdom. In addition, IBM assigned its rights under three agreements pursuant to which it had licensed the Blum Patent. These agreements were with Summit Technology, Inc., VISX, Incorporated and LaserSight Incorporated. These assignments provide that the Company shall be entitled to receive any royalties which accrue under such agreements on or after January 1, 1997. IBM retained four license agreements pursuant to which it had licensed the Blum Patent and the Braren Patent and retained the right to renew such prior licenses in IBM's sole discretion in accordance with the renewal terms set forth in each such prior license agreement. A license to these IBM patents is necessary for companies desiring to enter the U.S. laser vision correction market regardless of their license status with Pillar Point Partners. In addition to the royalties from licenses acquired and new licenses issued, the Company holds the right to pursue claims for all past infringement of the patent portfolio acquired. Unlicensed medical device manufacturers engaged in the manufacture or sale, internationally or domestically, of ultraviolet laser devices may now be subject to claims by LaserSight. The Company also has the right to assert the blocking nature of the portfolio claims against competing tissue-specific ablation claims.

The Company financed the $14.9 million acquisition through a Regulation D private placement of $16 million of its convertible preferred stock to accredited investors. The proceeds in excess of the cost of the acquisition will be utilized for financing-related costs. The preferred stock is convertible into common stock at any time at a conversion price equal to the lower of $6.68 per share or the average of the three lowest closing bid prices during a 20- or 30-trading day period preceding the conversion date. Any preferred shares remaining unconverted on the third anniversary of the closing will automatically be converted into common stock on that date. The investors also received warrants to purchase 750,000 shares of LaserSight stock at a price of $5.91 per share at any time during the next five years. The Company's placement agent will receive warrants to purchase 40,000 shares of Company Stock at a price of $5.91 per share at any time during the next 5 years. Up to 70 percent of the preferred stock is redeemable by the Company at a premium over its face amount. All of the preferred stock is redeemable at a 25 percent premium over its face amount at the option of the holders but only in certain events of default by the Company, including if the Company does not receive shareholder approval of the transaction within 120 days.



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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

      (a) Financial Statements

         Not applicable.

      (b) Pro Forma Financial Information.

         Not applicable.

      (c) Exhibits


        Exhibit 2.(i) Agreement dated January 1, 1997, between International Business Machines Corporation and LaserSight Incorporated (filed as Exhibit 10.37 to the Company's Form 10-K for the year ended December 31, 1996*).

        Exhibit 2.(ii) Addendum dated March 7, 1997 to Agreement between International Business Machines Corporation and LaserSight Incorporated (filed as Exhibit 10.38 to the Company's Form 10-K for the year ended December 31, 1996*).

        Exhibit 2.(iii) Assignment Agreement dated as of August 29, 1997, by and between International Business Machines Corporation and LaserSight Patents, Inc. (assignment of Summit Technology, Inc. license).

        Exhibit 2.(iv) Assignment Agreement dated as of August 29, 1997, by and between International Business Machines Corporation and LaserSight Patents, Inc. (assignment of VISX, Inc. license).

        Exhibit 2.(v) Assignment Agreement dated as of August 29, 1997, by and between International Business Machines Corporation and LaserSight Patents, Inc. (assignment of LaserSight Incorporated license).

        Exhibit 2.(vi)   Various  assignments  wherein  International   Business
                         Machines Corporation assigned the U.S. patents and their foreign counterparts to LaserSight Patents, Inc.








*  Incorporated by reference.

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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          LaserSight Incorporated



Date:   September 15, 1997                By:  /s/ Michael R. Farris
                                              -----------------------
                                              Michael R. Farris
                                              Chief Executive Officer